Exhibit 4.10

AMENDMENT 1

TO

CONVERTIBLE PROMISSORY NOTE

This AMENDMENT (this “Amendment”) is entered into by and between Company and Holder (each as defined below), effective as of September 16, 2022 (the “Effective Date”), binding on the undersigned parties as of that date.

RECITALS

Digerati Technologies, Inc. (“Company”) and Tysadco Partners, LLC (“Holder”) entered into that certain Convertible Promissory Note (the “Note”) dated October 22, 2021 in the amount of $150,000.00 (the “Loan Amount”). Capitalized terms not otherwise defined have the meaning set forth in the Note.

WHEREAS, the parties have agreed to extend the maturity date of the Note subject to the conditions contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Extension of Maturity Date. The Maturity Date of the Note is amended and extended to April 29, 2023.

2. Compensation for Extension. In exchange for the extension of the Maturity Date, $30,000.00 shall be added to the principal amount outstanding on the Note, making it $180,000.00, between the Company and Holder as of the Effective Date hereof. Issuance of 180,000 restricted common shares, with no registration rights.

3. Conversion Moratorium. Unless an Event of Default (as defined in the Note or under this Amendment) exists between the Effective Date hereof and the Maturity Date, Holder shall not convert any of the amounts due under the Note. However, upon occurrence of any Event of Default under the Note, this section shall be null, void, and of no effect.

4. Effectiveness; Conflict. Except as modified hereby, the Note and terms thereof shall remain in full force and effect. On and after the effectiveness of this Amendment, each reference in the Notes to “this Agreement,” “hereunder,” “hereof,” “herein” or words oflike import shall mean and be a reference to the Note, as amended by this Amendment. To the extent the terms of this Amendment conflict with any provision of the Note or any of the documents referenced therein, then the provisions of this Amendment shall control.

4. Counterparts. This Amendment may be executed by facsimile transmission and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

COMPANY

DIGERATI TECHNOLOGIES, INC.

BY:	/s/ Antonio Estrada
Chief Financial Officer

HOLDER

Tysadco Partners, LLC

BY:
Managing Member

[Signature Page to Amendment No 1. to the Convertible Promissory Note]